Exhibit 10.1

FAIR ISAAC CORPORATION

TRANSITION AGREEMENT

WITH MARK N. GREENE

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of January 24, 2012 (the “Effective Date”) by and between Fair Isaac Corporation, a Delaware corporation (the “Company”), and Mark N. Greene, a resident of Minnesota (“Greene”).

BACKGROUND

A. Greene began his employment with the Company in February 2007 and will serve as the Company’s Chief Executive Officer through January 26, 2012, the date on which the parties have agreed to end Greene’s service as the Company’s Chief Executive Officer.

B. The Company and Greene entered into a letter agreement dated February 13, 2007, which was subsequently amended on June 30, 2008 (the “Letter Agreement”).

C. The Company and Greene entered into an Indemnification Agreement dated February 14, 2007 (the “Indemnification Agreement”).

D. The Company and Greene entered into a Proprietary Information and Inventions Agreement dated February 14, 2007 (the “PIIA”).

E. The Company and Greene entered into an Amended and Restated Management Agreement dated June 30, 2008 (the “Management Agreement”).

F. As of the Effective Date, Greene holds options to purchase shares of common stock of the Company and holds restricted stock unit awards, pursuant to written option agreements and restricted stock unit agreements, as applicable (the “Equity Awards”), as summarized in the attached Exhibit A to this Agreement.

G. Greene has announced his retirement from the Company as its Chief Executive Officer effective as of January 26, 2012.

H. At the Company’s request, Greene shall remain employed with the Company as Advisory Council Chair commencing as of January 27, 2012 (the “Appointment Date”) until January 26, 2013 (the “Separation Date”), or until earlier terminated in accordance with subparagraph 2(d) below, to provide services to the Company under the terms of this Agreement in order to facilitate a smooth transition for the Company.

I. The parties intend to mutually conclude their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

J. The parties desire to resolve all issues now in dispute between them and have agreed to a full settlement of such issues.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the First Release and the Second Release (defined and referred to below), the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Retirement; Transition Term. Greene hereby confirms his retirement from the Company as its Chief Executive Officer and as an officer of any of the Company’s subsidiaries and affiliates effective as of January 26, 2012. Greene further hereby confirms his resignation as an employee of the Company and any of its subsidiaries and affiliates effective as of the Separation Date or such earlier date if Greene’s employment is terminated before the Separation Date in accordance with subparagraph 2(d) below. Greene further hereby confirms his resignation as a member of the Board of Directors of the Company (the “Board”) effective immediately prior to the Company’s 2012 Annual Meeting of Stockholders currently scheduled for February 7, 2012 (and the parties agree and acknowledge that Greene will not stand for reelection to the Board, nor be nominated to the Board, at such Annual Meeting). Greene’s employment with the Company will automatically terminate effective as of the Separation Date, unless earlier terminated in accordance with subparagraph 2(d) below. The period of Greene’s employment hereunder is referred to in this Agreement as the “Transition Term”. Except as otherwise provided herein, Greene may not have any other employment or engage in any other business venture during the Transition Term unless Greene obtains prior written approval from the Chair of the Board and the Company’s Chief Executive Officer.

2. Employment Terms During the Transition Term.

(a) Scope of Engagement. Subject to the terms and conditions of this Agreement, Greene agrees to remain in the employ of the Company, and the Company agrees to continue Greene’s employment, for the duration of the Transition Term. As of the Appointment Date and for the remainder of the Transition Term, Greene’s title will be Advisory Council Chair. In this role, Greene will report directly to the Company’s Chief Executive Officer, and Greene will be responsible for providing such transition assistance and for special project matters as may be reasonably requested by the Company’s Chief Executive Officer from time to time (which Greene may perform from the location of his choosing). The Company will provide Greene with reasonable notice if Greene is required to travel to the Company’s headquarters and other Company locations from time to time to provide the services described above. Greene agrees to serve the Company faithfully and to the best of his ability during the Transition Term. Greene may participate in charitable activities and personal investment activities to a reasonable extent, and Greene may serve as a director of business and civic organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of Greene’s duties and responsibilities to the Company under this Agreement.

(b) Pay and Benefits. From the Effective Date through the Appointment Date, the Company will pay Greene a base salary for services performed at the annualized rate of $675,000.00, the annualized rate in effect immediately before the Effective Date, subject to normal withholdings and payable in accordance with the Company’s normal payroll practices. As of the Appointment Date and during the remainder of the Transition Term, the Company will pay Greene a base salary for services performed at the annualized rate of $250,000.00, subject to normal withholdings and payable in accordance with the Company’s normal payroll practices. In addition, during the Transition Term Greene will be eligible to participate in such employee benefit plans and programs for which he may be eligible and in which he participated immediately before the Effective Date, pursuant to the terms and conditions of such plans; provided, however, that Greene shall not be eligible for any incentive, bonus, option or other compensation award for the Company’s fiscal year 2012. The benefits plans and programs of the Company may be modified or terminated by the Company in its discretion provided that any modification or termination will be generally applicable to similarly situated employees of the Company. Greene agrees that he will not accrue additional vacation leave during the Transition Term and Greene further agrees that he will use all vacation time accrued during his employment such that he will not be entitled to any payment for accrued and unused vacation leave upon conclusion of the Transition Term.

(c) Expenses. The Company shall reimburse Greene for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities for the Company during the Transition Term, subject to the Company’s normal policies and procedures for expense verification and documentation.

(d) Early Termination. Notwithstanding anything in this Agreement to the contrary, Greene’s employment hereunder may be terminated before the Separation Date (i) by Greene at any time and for any reason, (ii) by the Company for Cause (as defined below), (iii) by the Company for any reason following an Event (as such term is defined in the Management Agreement), (iv) by the Company due to disability for which Greene is qualified for benefits under the Company’s group long-term disability program, or (v) because of Greene’s death. In the event of termination of Greene’s employment before the Separation Date because of any of the foregoing reasons, the Company’s only obligation hereunder shall be to pay such compensation and provide such benefits as are earned by Greene through the date of termination of employment. Upon termination of Greene’s employment for any reason (including upon the Separation Date), Greene shall promptly resign any and all positions Greene then holds as officer or director of the Company or any of its affiliates.

(e) Cause Definition. For purposes of this Agreement, “Cause” means a determination in good faith by the Board of the existence of one or more of the following: (i) commission by Greene of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by Greene related to, connected with or otherwise affecting Greene’s employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; or (iii) a material breach by Greene of the Company’s material policies or codes of conduct or of Greene’s material obligations under this Agreement, the PIIA or other agreement between Greene and the Company, which breach has not been cured within fifteen (15) days after written notice thereof to Greene from the Company.

(f) Coordination With Management Agreement. The parties agrees that (i) if any Event shall occur during the Term (as such term is defined in the Management Agreement), and the employment of Greene with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a) of the Management Agreement, then Greene shall be eligible to receive from the Company or its successor the benefits under Section 2 of the Management Agreement in accordance with the terms of the Management Agreement; and (ii) neither Greene’s notice of resignation effective as of the Separation Date, nor his resignation effective as of the Separation Date, both in accordance with paragraph 1, constitute an involuntary termination or resignation for Good Reason (as such term is defined in the Management Agreement), or otherwise triggers any payments or benefits, under the Management Agreement or the Letter Agreement.

3. Equity Awards. Greene acknowledges and agrees that the spreadsheet set forth as Exhibit A is an accurate list of all option grants and equity-based awards received by Greene during his employment with the Company prior to the Effective Date, and that he has no other equity or equity-based compensation rights with respect to the Company or any affiliate. The Equity Awards shall continue to be governed by the terms and conditions set forth in the applicable written stock option and restricted stock unit agreements.

4. First and Second Release by Greene. At the same time Greene signs this Agreement, he also will sign a release in the form attached to this Agreement as Exhibit B (the “First Release”), in favor of the Company and its affiliates, divisions, subsidiaries, committees, trustees, directors, officers, employees, agents, predecessors, successors, and assigns. If on or within twenty-one (21) days after the Separation Date (provided Greene’s employment is not terminated early under subparagraph 2(d) above before the Separation Date) Greene executes a second release in the form attached to this Agreement as Exhibit C (the “Second Release”) and satisfies the other conditions identified in subparagraph 5(b) below, then Greene will be eligible for the additional consideration as set out in subparagraph 5(a) below. This Agreement will not be interpreted or construed to limit the First Release or the Second Release in any manner. The existence of any dispute related to the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the First Release or the Second Release.

5. Retention Consideration.

(a) Retention Pay and Benefits. If Greene’s employment is not terminated early under subparagraph 2(d) above before the Separation Date, then Greene’s employment with the Company shall end as of the Separation Date and, subject to the conditions identified below, the Company will (1) pay Greene as retention pay an amount equal to two (2) times the sum of (A) Greene’s annual base salary at the post-Appointment Date rate identified in subparagraph 2(b) above ($250,000.00) plus (B) the annual incentive bonus last paid to Greene preceding the Effective Date ($310,000.00), payable in a lump sum on the sixtieth (60th) day after the Separation Date, and (2) provided Greene (and, if applicable, Greene’s eligible dependents), completes and returns the forms necessary to elect COBRA continuation coverage to the COBRA administrator for the group health plan in which Greene participates as of the Separation Date, provide Greene (and, if applicable, Greene’s eligible dependents) with COBRA continuation coverage at no cost to Greene, for a period of eighteen (18) months following the effective date of termination of Greene’s employment, provided Greene remains eligible for COBRA; provided that such continuation coverage will be provided only with respect to Greene’s base medical, dental, vision and Employee Assistance Program coverage under the group health plan in which Greene receives COBRA continuation coverage (and in Minnesota only, this applies to basic life insurance coverage), and shall not apply to any medical expense reimbursement account, dental care plan, vision care plan, or other arrangement for which Greene may be entitled to COBRA continuation coverage.

(b) Conditions. Payment by the Company of any retention pay or premium reimbursements under subparagraph 5(a) will be conditioned upon Greene (1) signing and not revoking the Second Release in accordance with paragraph 4, (2) complying with Greene’s obligations under this Agreement, the PIIA or any other agreement between Greene and the Company then in effect, and (3) cooperating with the Company in the transition of Greene’s duties.

6. Confidential Information. Greene acknowledges entering into the PIIA and hereby reaffirms his commitments and obligations under the PIIA. Nothing in this Agreement is intended to modify, amend, cancel or supersede the PIIA in any manner.

7. Non-Solicitation. During the Transition Term, and for a period of twelve (12) consecutive months from and after conclusion of the Transition Term, Greene shall not, directly or indirectly, (a) solicit, request, advise, induce or influence any person who is then employed or engaged by the Company (as an agent, employee, independent contractor, or in any other capacity), or any successor thereto, or who was an employee of the Company, or any successor thereto, at any time during Greene’s employment with the Company or the six (6) month period immediately preceding the termination of Greene’s employment, in any manner or capacity, to terminate his or her employment, agency or relationship with the Company, or any successor thereto; or (b) solicit or sell any product or service competitive with any Company product or service to any customer or prospective customer of the Company that Greene solicited or sold to, or had direct or supervisory responsibility for soliciting or selling to, during the 24-month period immediately preceding the termination of Greene’s employment with the Company, or about which Greene has knowledge of proprietary information (as that term is defined in the PIIA); or (c) divert or take away, or attempt to divert or take away, or solicit or attempt to solicit, any current or potential customer, supplier or other business contact of the Company (whether or not Greene directly solicited such customer during Greene’s employment) to cancel, curtail, or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

8. Confidentiality.

(a) General Standard. The provisions of this Agreement, the First Release and the Second Release (collectively “Confidential Transition Information”) will be treated by Greene and the Company as confidential. Accordingly, Greene and the Company will not disclose Confidential Transition Information to anyone at any time, except as provided in subparagraph 8(b) below.

(b) Exceptions.

(i) It will not be a violation of this Agreement for Greene to disclose Confidential Transition Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners. It will not be a violation of this Agreement for the Company to disclose Confidential Transition Information to its directors, officers, employees or agents in the course of performing their responsibilities for the Company, or as otherwise necessary for legitimate business purposes.

(ii) It will not be a violation of this Agreement for Greene to inform Company employees who ask him about employment opportunities outside the Company that the terms of subparagraph 7(a) of this Agreement preclude him from engaging in certain activities that could interfere with their employment with the Company.

(iii) It will not be a violation of this Agreement for Greene to inform prospective future employers or partners about Greene’s post employment restrictions and continuing obligations to the Company.

(iv) It will not be a violation of this Agreement for Greene or the Company to disclose Confidential Transition Information pursuant to a legally enforceable subpoena, deposition notice, or other legal process, so long as before any disclosure is made, such party first notifies the other party and provides such other party with sufficient time to seek a protective order with respect to such Confidential Transition Information.

(v) It will not be a violation of this Agreement for Greene or the Company to disclose Confidential Transition Information in reports to governmental agencies as required by law, including but not limited to disclosure as required by federal securities laws and regulations or to any federal or state tax or securities regulator.

9. Records, Documents, and Property. Greene acknowledges and represents that he will deliver to the Company on or before the conclusion of the Transition Term any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company. Nothing in this paragraph 9 is intended to preclude Greene from keeping his personal possessions located on the Company’s premises documents that are related solely to his compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company and/or its subsidiaries.

10. Indemnification. The Company will indemnify Greene in connection with Greene’s status, duties and responsibilities for the Company, as set out in the Indemnification Agreement, which Greene and the Company signed in connection with Greene’s initial employment with the Company.

11. Cooperation.

(a) Agreement to Assist and Cooperate. At the Company’s reasonable request and upon reasonable notice, Greene will, from time to time, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Greene in his capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records. In addition, at the Company’s reasonable request and upon reasonable notice, Greene will, from time to time, discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by or otherwise providing services to the Company.

(b) Claims Involving the Company. Greene agrees that he will, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Greene has or may have knowledge of by virtue of his employment by or service to the Company or any related entity. In performing his obligations under this subparagraph 11(b) to testify or otherwise provide information, Greene will honestly, truthfully, forthrightly, and completely provide the information requested. Greene will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that his compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims. In the event that the Company requires Greene’s services under subparagraphs 11(a) or 11(b) following the conclusion of the Transition Term, the Company shall compensate Greene for such additional services at the hourly rate of $300.00, except that Greene shall not be compensated for his actual time spent testifying either at a trial or in a deposition. In addition, the Company will reimburse Greene for all reasonable out-of-pocket expenses for his services under subparagraphs 11(a) or 11(b).

12. Non-disparagement. Greene will not malign, defame, or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s directors, officers, employees, or agents. The Company (by and through the current members of the Company’s Board of Directors and the current executive officers of the Company) will not at any time disparage, defame or besmirch the reputation, character or image of Greene. It shall not be considered disparagement and nothing in this Agreement is intended to prevent or interfere with any party making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

13. Taxes. The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Greene. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended including current and future guidance and regulations interpreting such provisions. In the event Greene becomes eligible for payment of any amounts pursuant to Section 2(a) of the Management Agreement, Section 3 of the Management Agreement entitled “Certain Reduction of Payments by the Company,” shall continue to apply in accordance with the terms of the Management Agreement. Greene acknowledges and agrees that the Company has made no assurances or representations to him regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised him to obtain his own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Greene shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

14. Time to Consider Agreement and the First Release. Greene understands that he may take twenty-one (21) calendar days after the date he receives this Agreement and the First Release to decide whether to sign this Agreement and the First Release. Greene represents that if he signs this Agreement and the First Release before the expiration of the twenty-one (21) day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the First Release.

15. Right to Rescind or Revoke. Greene understands that he has the right to rescind or revoke this Agreement and the First Release for any reason within fifteen (15) calendar days after he signs them. Greene understands that this Agreement and the First Release will not become effective or enforceable unless and until Greene has not rescinded them and the applicable rescission period has expired. Greene understands that if he rescinds or revokes this Agreement or the First Release, the rescission must be in writing and hand-delivered or mailed to the Company in the manner set forth in the First Release.

16. Full Compensation. Except as otherwise provided herein or in the First Release or in the Second Release, Greene acknowledges and understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Greene for and extinguish any and all of the potential claims Greene is releasing in the First Release and the Second Release, including without limitation, his claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

17. No Admission of Wrongdoing. Greene and the Company each understand and agree that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, that any party has engaged in any unlawful or improper conduct, or that either party has been treated unfairly. Greene will not characterize this Agreement as an admission that the Company has engaged in any unlawful or improper conduct or treated Greene unfairly.

18. Legal Representation. Greene acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement, the First Release and the Second Release and that he has done so. Greene further acknowledges that he has had a full opportunity to consider this Agreement, the First Release and the Second Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the First Release and the Second Release, or the settlement of any potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and the documents referenced herein.

19. Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of Greene and the Company and shall be binding upon the successors and assigns of the Company. Greene may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Greene of this Agreement or any of Greene’s duties, responsibilities, or obligations hereunder shall be void. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

20. Notices. For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Greene as stated in the employment records of the Company with a copy to Greene’s counsel: Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022, Attention: Robert Smith, Esq., or, in the case of the Company, to its principal office, to the attention of the Company’s General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

21. Construction and Severability. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof. It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its confidential information and trade secrets; and respecting competition and solicitation of employees by Greene during and following the Transition Term.

22. Remedies.

(a) Remedies. Greene acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions paragraphs 6, 7, 8 or 9 of this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Jurisdiction and Venue. Greene and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement, the First Release or the Second Release shall be brought solely in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits commenced in state court, shall be in Hennepin County, State of Minnesota.

23. Entire Agreement. This Agreement sets forth the entire agreement between the Company and Greene with respect to his employment by the Company, the termination of such employment, and the Transition Term and supersedes and all prior discussions, agreements and negotiations between the Company and Greene related to such subject matter, including the Letter Agreement. There are no undertakings, covenants, or commitments other than as set forth in this Agreement, the First Release, the Second Release, the written agreements applicable to the Equity Awards, the PIIA, the Management Agreement, and any qualified employee benefit plans sponsored by the Company in which Greene is a participant. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

24. Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

25. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

26. Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Greene’s employment hereunder, including without limitation paragraphs 6, 7, 8 and 9 of this Agreement shall continue in full force and effect, notwithstanding the conclusion of the Transition Term. In addition, the representations and warranties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

27. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived). Any waiver of rights or obligations hereunder shall be in writing signed by the waiving party.

28. No Mitigation. Greene shall not be required to mitigate the amount of any payment or other benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Greene as a result of his employment by another employer after the conclusion of the Transition Term.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed this Transition Agreement as of the date set forth above.

FAIR ISAAC CORPORATION		MARK N. GREENE

By:	/s/ Margaret L. Taylor	/s/ Mark N. Greene
	Margaret (Peggy) Taylor	Signature
Compensation Committee Chair

Exhibit A

SUMMARY OF STOCK OPTION AND RESTRICTED STOCK UNIT HOLDINGS AS OF JANUARY 24, 2011

Grant Number	Plan	Type	Grant Date	Shares	Exercise Price	Shares Exercisable	Unvested Shares/Units
009395	1992	Options	2/14/2007	125,000	$39.6200	125,000	0
RU0197	1992	Units	2/14/2007	41,667	$0.0000	0	0
009442	1992	Options	12/18/2007	112,500	$34.2600	112,500	0
RU0241	1992	Units	12/18/2007	12,500	$0.0000	0	0
RU009603	1992	Units	7/8/2008	15,000	$0.0000	0	3,750
009541	1992	Options	12/18/2008	103,126	$14.1600	77,345	25,781
RU009665	1992	Units	12/18/2008	11,458	$0.0000	0	2,864
009593	1992	Options	12/18/2009	112,500	$20.3100	56,250	56,250
RU009828	1992	Units	12/18/2009	12,500	$0.0000	0	6,250
009664	1992	Options	12/13/2010	131,251	$24.0300	32,813	98,438
RU010117	1992	Units	12/13/2010	14,583	$0.0000	0	7,291

(1)	All awards listed in Exhibit A vest ratably over four years such than one-fourth of each initial grant vests on each anniversary of the grant date.
(2)	If established fiscal year 2012 performance targets are achieved, those remaining unvested restricted stock units granted on December 13, 2010 and reflected in Exhibit A, which would have otherwise been subject to time-based vesting in 2013 and 2014, will be subject to accelerated vesting on December 13, 2012.

Exhibit B

Exhibit B

FIRST RELEASE BY MARK N. GREENE

Definitions. I intend all words used in this First Release by Mark N. Greene (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	FICO means Fair Isaac Corporation, any company related to Fair Isaac Corporation. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FICO; the present and past officers, directors, committees, shareholders, and employees of FICO; any company providing insurance to FICO in the present or past; any employee benefit plan sponsored or maintained by FICO (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for FICO; and anyone who acted on behalf of FICO or on instructions from FICO.

D.	Agreement means the Transition Agreement between FICO and me that I am executing on the same date on which I execute this Release, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:

1.	all claims arising out of or relating to my employment with FICO or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Fair Credit Reporting Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

Exhibit B-1

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Agreement; any rights that I may have under the Management Agreement and/or my stock option and restricted stock unit agreements; any rights I may have to indemnification from FICO under the Indemnification Agreement (as defined in the Agreement); or any claims I may have for accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant.

Agreement to Release My Claims. I will receive consideration from FICO as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that such consideration includes valuable consideration in addition to anything of value that I would be entitled to receive from FICO if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though FICO will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FICO by hand or by mail within the 21day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FICO by hand or by mail within the 15-day rescission period. All deliveries must be made to FICO at the following address:

SVP, Chief HR Officer

FICO

901 Marquette Avenue

Suite 3200

Minneapolis, MN 55402

Exhibit B-2

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; (2) properly addressed to FICO at the address stated above; and (3) sent by certified mail, return receipt requested.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FICO. No child support orders, garnishment orders, or other orders requiring that money owed to me by FICO be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:

Mark N. Greene

Exhibit B-3

Exhibit C

SECOND RELEASE BY MARK N. GREENE

Definitions. I intend all words used in this Second Release by Mark N. Greene (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	FICO means Fair Isaac Corporation, any company related to Fair Isaac Corporation. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Fair Isaac Corporation.

C.	Company means FICO; the present and past officers, directors, committees, shareholders, and employees of FICO; any company providing insurance to FICO in the present or past; any employee benefit plan sponsored or maintained by FICO (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for FICO; and anyone who acted on behalf of FICO or on instructions from FICO.

D.	Agreement means the Transition Agreement between FICO and me that I executed on January 24, 2012, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with FICO or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Fair Credit Reporting Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

Exhibit C-1

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Agreement; any rights that I may have under the Management Agreement and/or my stock option and restricted stock unit agreements; any rights I may have to indemnification from FICO under the Indemnification Agreement (as defined in the Agreement); or any claims I may have for accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant.

Agreement to Release My Claims. I will receive consideration from FICO as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that such consideration includes valuable consideration in addition to anything of value that I would be entitled to receive from FICO if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though FICO will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider this Release. I understand that I have 21 days after my Separation Date (as defined in the Agreement and provided my employment with FICO ended on the Separation Date) to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period. I understand and agree that I may not sign this Release prior to my Separation Date.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to FICO by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to FICO by hand or by mail within the 15-day rescission period. All deliveries must be made to FICO at the following address:

SVP, Chief HR Officer

FICO

901 Marquette Avenue

Suite 3200

Minneapolis, MN 55402

Exhibit C-2

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; (2) properly addressed to FICO at the address stated above; and (3) sent by certified mail, return receipt requested.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with FICO. No child support orders, garnishment orders, or other orders requiring that money owed to me by FICO be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated:

Mark N. Greene

Exhibit C-3